Exhibit 99.5

ATTORNEYS AT LAW

Marunouchi Mitsui Building, 2-2-2 Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan

Telephone +81-3-6212-5500 Facsimile +81-3-6212-5700 URL http://www.city-yuwa.com

August 14, 2025

Linkage Global Inc

P.O.Box 31119, Grand Pavilion, Hibiscus Way,

802 West Bay Road, Grand Cayman, KY1 - 1205, Cayman Islands

Dear Sirs and Mesdames,

Legal opinion on Japanese laws

We are a firm of lawyers duly authorised to practice the laws of Japan and act for Linkage Global Inc (the “Company”) as to Japanese laws in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the “Registration Statement”) related to the registration for re-sale of up to 80,161,943 Class A ordinary shares of par value US$0.0025 each issuable by the Company pursuant to the terms of the securities purchase agreement.

The opinions stated herein are limited to the laws of Japan and we express no opinion on the effect of the laws of any other jurisdiction. On the basis of and in reliance upon the examinations and assumptions and subject to the assumptions, qualifications and reservations set out below, we are of the opinion as below:

The description of Japanese laws and the legal matters set forth in the Registration Statement insofar as such statements purport to describe or summarize the Japanese laws and legal matters, correctly and fairly summarize and describe the matters referred to therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Japanese legal matters stated therein as at the date hereof.

ASSUMPTIONS

For the purpose of rendering this opinion letter, we have assumed without independently verifying:

(1)	the genuineness of all signatures and seals, if any, on all documents produced to us;

(2)	the accuracy of all documents and other factual statements orally or in writing produced to us by the Company and its subsidiaries;

(3)	that there is no undisclosed fact or other information that may contradict or otherwise affect our opinion;

(4)	the conformity of all copies of documents provided to us with their originals; and

(5)	the legal capacity of all individuals who have executed any of the documents produced to us.

RESERVATIONS AND QUALIFICATIONS

Our opinions expressed above are subject to the following reservations and qualifications.

(1)	The opinions given herein are strictly limited to the matters stated above and do not extend to any other matters.

(2)	The opinions given herein can be relied upon by the relevant professional parties involved in the Listing and can be disclosed to the regulatory authorities including the Stock Exchange for such purpose, but cannot be relied upon by any other parties or for any other purpose. Our liabilities which may arise with respect to our opinion shall be in any case subject to any limitations, reservations and assumptions as agreed in our engagement.

(3)	The opinions given herein relate only to Japanese laws and practice as applied by the Japanese courts as at the date hereof, and our opinions may be subject to any changes, additions and/or abolishment of laws, regulations, interpretation by the court and practice thereafter.

(4)	Any issues on accounting and tax are outside of the opinions given herein.

(5)	Japanese organisations and individuals generally have and register their formal names and addresses in Japanese language only. English translations of these organisations and individuals described in this opinion are prepared by us just for the purpose of identifying them in this opinion, and might be different from the English translations used by them.

(6)	In this opinion, Japanese legal concepts are expressed in English language terms and not in their original Japanese terms. The concept concerned may not be identical to the concept described by the equivalent English language terms as they exist under the laws of other jurisdictions. Any contracts written in English language would require a Japanese translation for enforcement or admissibility in evidence before a Japanese court.

(7)	Enforceability of contracts governed by Japanese law are subject to:

(a)	applicable insolvency proceedings affecting the rights of creditors generally;

(b)	that certain remedies, such as injunction and specific performance, are discretionary and may not be awarded by Japanese courts in enforcement of contracts; and

(c)	statutory defences, appropriate court procedures and the full discretion of the court, which must consider the public order and good morals doctrine and the abuse of rights doctrine.

(8)	In this opinion letter “enforceable” means that an obligation is of a type which the Japanese courts enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the contracts and “enforceable” includes the obligations where only a monetary remedy is available.

(9)	A court in Japan may decline to accept jurisdiction in an action where it determines that a court of competent jurisdiction has already made a determination of the relevant matter or where there is litigation pending in respect thereof in another jurisdiction or it may stay proceedings if concurrent proceedings are pending elsewhere.

(10)	A certificate, determination, notification or opinion might be held by Japanese courts not to be conclusive, binding or good evidence if it could be shown to have an unreasonable or arbitrary basis or not to have been made or given in good faith or if it contained a manifest error despite any provision in any document to the contrary.

(11)	A Japanese court may refuse to give effect to the clauses in contracts in respect of the costs of unsuccessful litigation or where the court has itself made an order for costs.

(12)	Japanese courts may not give full effect to an indemnity for legal costs.

(13)	We are not in the position to verify the actual working conditions of the employees and calculations and payments of social insurance premiums. Our opinion on these matters, if any, is mainly based upon confirmations and statements given to us by the Japanese Subsidiary.

(14)	We will not verify whether real estate (if any) involved in this project complies with any zoning, environmental or construction standards and regulations and any other technical standards and regulations (including compliance with the laws and regulations related to them) as these issues shall be covered by a qualified architect in Japan. We will only check the registration status and relevant contracts of such real estates.

(15)	Under Japanese laws, enforcement of regulatory matters is largely delegated to the administrative discretion of national and local government bodies. Although the governments shall not abuse its administrative discretion, it is not always guaranteed that the interpretation of the regulations by the governments is predictable by prevailing or general practice of relevant governments.

CONSENT

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

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Sincerely yours,

/s/ Takuro Awazu
Takuro Awazu
Attorney-at-law in Japan,
Partner, CITY-YUWA PARTNERS

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